CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Municipal Trust

We consent to the use of our report dated July 24, 2006, except for Note 12 as to which the date is January 25, 2007 for Evergreen Municipal Bond Fund, a series of Evergreen Municipal Trust which report includes an explanatory paragraph that states that the Evergreen Municipal Bond Fund has restated its financial statements and financials highlights as of and for the five-year period ended May 31, 2006 as discussed in Note 12, and our reports dated July 24, 2006 for Evergreen High Grade Municipal Bond Fund, Evergreen Short-Intermediate Municipal Bond Fund, and Evergreen Strategic Municipal Bond, each a series of Evergreen Municipal Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                            /s/ KPMG LLP

Boston, Massachusetts

February 5, 2007